Exhibit 10.8

Execution Version

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is made and entered into as of ____, 2020, by and between: Chelsea Worldwide Inc., a Delaware corporation (the “Purchaser”); and Fortis Advisors LLC, a Delaware limited liability company (the “Shareholders’ Representative”), as the representative of the Shareholders; and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

Recitals

WHEREAS, Tottenham Acquisition I Ltd., a British Virgin Islands company (the “Parent”), the Purchaser, Clene Nanomedicine, Inc., a Delaware corporation (the “Company”), the Shareholders’ Representative and Creative Worldwide Inc., a Delaware corporation (“Merger Sub”), have entered into that certain Merger Agreement, dated as of September 1, 2020, (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things and subject to the terms and conditions thereof, (i) Merger Sub is merging with and into the Company, and (ii) certain stock issuances are to be made to the Company Stockholders (as defined below). A copy of the Merger Agreement is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement contemplates the establishment of an escrow fund to secure certain rights of Purchaser to indemnification, compensation and reimbursement as provided in the Merger Agreement; and

WHEREAS, pursuant to Section 14.15 of the Merger Agreement, Fortis Advisors LLC has been irrevocably appointed by the Company Stockholders to serve as the Shareholders’ Representative in connection with all matters under this Agreement and the resolution of all indemnification claims under the Merger Agreement.

Agreement

The parties, intending to be legally bound, agree as follows:

Section 1. Defined Terms.

1.1 Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

1.2 As used in this Agreement, the term “Company Stockholders” refers to the Persons who were stockholders of the Company immediately prior to the Effective Time or their respective Affiliates to which the rights under this Agreement have been assigned as set forth herein.

Section 2. Escrow and Indemnification.

2.1 Shares and Stock Powers Placed in Escrow. At or following the Effective Time, in accordance with the Merger Agreement, the Purchaser shall issue the Escrow Shares registered in the names of each of the Company Stockholders evidencing the shares of Purchaser Common Stock in book-entry form to be held in escrow under this Agreement, and shall cause such Escrow Shares to be delivered to the Escrow Agent pursuant to the terms of the Merger Agreement.

2.2 Escrow Funds. The Escrow Shares being held in escrow pursuant to this Agreement, together with any cash received in respect of fractional shares and other distributions on the Escrow Shares, shall collectively constitute an escrow fund (the “Escrow Fund”) securing the indemnification, compensation and reimbursement rights of Purchaser under the Merger Agreement. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in a separate escrow account (such account, the “Escrow Account”), subject to the terms and conditions of this Agreement and the Merger Agreement.

2.3 Voting of Escrow Shares. The record owner of the Escrow Shares shall be entitled to exercise all voting rights with respect to such Escrow Shares. The Escrow Agent is not obligated to distribute to the Company Stockholders or to the Shareholders’ Representative any proxy materials and other documents relating to the Escrow Shares received by the Escrow Agent from Purchaser.

2.4 Investments. The Escrow Agent shall invest and reinvest the cash (if any) held in the Escrow Accounts from time to time in (a) short-term securities issued or guaranteed by the United States Government, its agencies or instrumentalities; and/or (b) repurchase agreements relating to such securities. Upon the request of either Purchaser or the Shareholders’ Representative, the Escrow Agent shall provide a statement to the requesting party that describes any deposit, distribution or investment activity or deductions with respect to any funds held in the Escrow Account in addition to quarterly account statements from the Escrow Agent.

2.5 Interest, Etc. Purchaser and the Shareholders’ Representative, on behalf of each of the Company Stockholders, agree that any interest accruing on or income otherwise earned (including any ordinary cash dividends paid in respect to the Escrow Shares) on any investment of any funds in the Escrow Account shall be held by the Escrow Agent in the Escrow Account. The aggregate amount of all interest and other income earned on any investment of any funds in the Escrow Account shall be distributed by the Escrow Agent as set forth in Section 3.

2.6 Dividends, Etc. Purchaser and the Shareholders’ Representative, on behalf of each of the Company Stockholders, agree that any shares of Purchaser Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Purchaser) shall not be distributed or issued to the beneficial owners of such Escrow Shares or Purchaser, as the case may be, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account as part of the Escrow Fund. Any securities or other property received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of shares of Purchaser Common Stock, payment of a stock dividend or other stock distribution in or on shares of Purchaser Common Stock, or change of Purchaser Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Purchaser, or otherwise, shall be held by the Escrow Agent as part of the Escrow Fund.

2.7 Transferability. Except as provided for herein or by operation of law, the interests of the Company Stockholders in the Escrow Fund and in the Escrowed Shares shall not be pledged, sold, assigned or transferred.

2.8 Trust Fund. The Escrow Fund shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Company Stockholder or Purchaser, respectively, or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined in Section 6) or earlier distribution in accordance with this Agreement.

Section 3. Release of Escrow Shares.

3.1 General. Within 5 Business Days after receiving either (a) joint written instructions from Purchaser and the Shareholders’ Representative (“Joint Instructions”), (b) a decision and/or award from the Arbitrator (an “Arbitration Award”) or (c) an order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any Escrow Shares from the Escrow Fund, the Escrow Agent shall release or cause to be released any such Escrow Shares and any other amounts from the Escrow Fund, as the case may be, in the amounts, to the Persons and in the manner set forth in such Joint Instructions, Arbitration Award or Court Order.

3.2 Distributions. Whenever a distribution of a number of shares of Purchaser Common Stock is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Purchaser’s stock transfer agent, delivering to the transfer agent the appropriate Escrow Shares, together with the specific instructions, as appropriate. Any distributions of Purchaser Common Stock shall be subject to Section 4.2 of the Merger Agreement. Within 5 Business Days prior to the date the Escrow Agent is required to make a distribution of shares of Purchaser Common Stock or other property (including ordinary cash dividends) to the Company Stockholders pursuant to the terms of this Agreement, the Escrow Agent shall provide the Shareholders’ Representative with a notice specifying that a distribution will be made and requesting that the Shareholders’ Representative update the then current Schedule 1 to this Agreement. The Escrow Agent shall make the corresponding distributions to the Persons listed on such updated Schedule 1 in accordance with the terms hereof, to their respective addresses as set forth therein. Notwithstanding anything to the contrary set forth herein, the Escrow Agent shall not be obligated to make any distribution under this Agreement to the Company Stockholders unless it has received from the Company Stockholders Representatives an updated Schedule 1 to this Agreement as provided herein. Any distributions to Purchaser pursuant to the terms of this Agreement shall be made to the address set forth in Schedule 2 hereto.

3.3 Disputes. All disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement between Purchaser and the Shareholders’ Representative shall be resolved solely and exclusively as set forth in Article XII of the Merger Agreement.

Section 4. Fees and Expenses.

The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 3. In accordance with Schedule 3, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Purchaser.

Section 5. Limitation of Escrow Agent’s Liability.

5.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2 Purchaser and the Shareholders’ Representative, acting on behalf of the Company Stockholders and in its capacity as the Shareholders’ Representative, not in its individual capacity, hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 6. Termination.

This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Fund in accordance with Section 3 (the date of such release being referred to as the “Termination Date”).

Section 7. Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto. In such event, Purchaser may appoint a successor Escrow Agent (acceptable to the Shareholders’ Representative, acting reasonably). If Purchaser fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Purchaser and the Shareholders’ Representative as to the transfer of the Escrow Funds to a successor Escrow Agent.

Section 8. Shareholders’ Representative.

8.1 Unless and until Purchaser and the Escrow Agent shall have received written notice of the appointment of a successor Shareholders’ Representative in accordance with the terms of the Merger Agreement, Purchaser and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Shareholders’ Representative to act on behalf of the Company Stockholders.

Section 9. Miscellaneous.

9.1 Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto), provided that notices deliverable to the Shareholders’ Representative shall be delivered solely via email or facsimile:

if to Purchaser:

Clene Nanomedicine, Inc.

6550 South Millrock Drive, Suite G50

Salt Lake City, Utah 84121

Attn: Rob Etherington

Facsimile No.: +1 (615) 676-9696

Telephone No.:+1 (801) 676-9695

Email: Rob@clene.com

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: James Hu

Facsimile No.: +1 (212) 446-6460

Telephone No.: +1 (212) 909-3341

Email: james.hu@kirkland.com

if to the Shareholders’ Representative:

Fortis Advisors LLC

Attn: Notices Department (Project Midas)

Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

if to the Escrow Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: ____________

Facsimile: ______________

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

9.3 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.4 Counterparts and Exchanges by Facsimile or Other Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 3.5 of this Agreement, in any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York; and (c) each of the parties irrevocably waives the right to trial by jury.

9.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. The rights of a Company Stockholder under this Agreement may be assigned, delegated or transferred, in whole or in part, by each of the Company Stockholders to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of such Company Stockholder, or any other Person, managed fund or managed client account over which such Company Stockholder or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights.

9.7 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.8 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, the Shareholders’ Representative and the Escrow Agent; provided, however, that any amendment executed and delivered by the Shareholders’ Representative shall be deemed to have been approved by and duly executed and delivered by all of the Company Stockholders.

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.10 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

9.11 Entire Agreement. This Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

9.12 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

9.13 Tax Reporting Information. The Escrow Agent shall be responsible for incoming reporting to the Internal Revenue Service with respect to income earned on the Escrow Fund and shall perform any other reporting required by applicable law. Purchaser agrees to provide the Escrow Agent with a certified tax identification number for Purchaser and the Shareholders’ Representative agree to provide the Escrow Agent with certified tax identification numbers for each of the Company Stockholders by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof. The Escrow Agent shall withhold any taxes required to be withheld under applicable law in connection with the Escrow Fund and the parties hereto understand that, if such Tax Reporting Documentation is not furnished to the Escrow Agent in accordance with the immediately preceding sentence, the Escrow Agent shall, to the extent required by the Code or other applicable law withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

9.14 Cooperation. The Shareholders’ Representative on behalf of the Company Stockholders and Purchaser agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Purchaser, the Shareholders’ Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

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In Witness Whereof, the parties have duly caused this Agreement to be executed as of the day and year first above written.

Chelsea worldwide, inc., a Delaware corporation

By:
Name: Jason Ma
Title: Director

Fortis Advisors, LLC solely in its capacity as a Shareholders’ Representative

By:
Name: Richard Fink
Title: Managing Director

Continental Stock Transfer & Trust Company, a New York corporation

By:
Name:
Title:

[Escrow Agreement Signature Page]

Schedule 1

Company Stockholders

Schedule 2

Escrow Shares

Number of Escrow Shares:

Address for distributions to Purchaser:

Schedule 3

Escrow Agent’s Fees and Expenses

Monthly Fee for holding securities and/or cash: $________ per month

Additional out of pocket expenses including postage and stationary:     Additional

Exhibit A

Merger Agreement